UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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SEMPRA ENERGY

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Shareholder Outreach Spring 2021 Sempra Energy The following information supplements the proxy statement of Sempra Energy filed with the Securities and Exchange Commission on March 26, 2021, and should be read together with such proxy statement.

This presentation contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions with respect to the future, involve risks and uncertainties, and are not guarantees. Future results may differ materially from those expressed in any forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of [insert the date of presentation]. We assume no obligation to update or revise any forward-looking statement as a result of new information, future events or other factors. In this presentation, forward-looking statements can be identified by words such as "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," "should," "could," "would," "will," "confident," "may," "can," "potential," "possible," "proposed," "in process," "under construction," "in development," "target," "outlook," "maintain," "continue," or similar expressions, or when we discuss our guidance, priorities, strategy, goals, vision, mission, opportunities, projections, intentions or expectations. Factors, among others, that could cause actual results and events to differ materially from those described in any forward-looking statements include risks and uncertainties relating to: California wildfires, including the risks that we may be found liable for damages regardless of fault and that we may not be able to recover costs from insurance, the wildfire fund established by California Assembly Bill 1054 or in rates from customers; decisions, investigations, regulations, issuances or revocations of permits and other authorizations, renewals of franchises, and other actions by (i) the Comisión Federal de Electricidad, California Public Utilities Commission (CPUC), U.S. Department of Energy, Public Utility Commission of Texas, and other regulatory and governmental bodies and (ii) states, counties, cities and other jurisdictions in the U.S., Mexico and other countries in which we do business; the success of business development efforts, construction projects and major acquisitions and divestitures, including risks in (i) the ability to make a final investment decision, (ii) completing construction projects or other transactions on schedule and budget, (iii) the ability to realize anticipated benefits from any of these efforts if completed, and (iv) obtaining the consent of partners or other third parties; the resolution of civil and criminal litigation, regulatory inquiries, investigations and proceedings, and arbitrations, including, among others, those related to the natural gas leak at Southern California Gas Company's (SoCalGas) Aliso Canyon natural gas storage facility; the impact of the COVID-19 pandemic on our capital projects, regulatory approval processes, supply chain, liquidity and execution of operations; actions by credit rating agencies to downgrade our credit ratings or to place those ratings on negative outlook and our ability to borrow on favorable terms and meet our substantial debt service obligations; moves to reduce or eliminate reliance on natural gas and the impact of volatility of oil prices on our businesses and development projects; weather, natural disasters, pandemics, accidents, equipment failures, explosions, acts of terrorism, computer system outages and other events that disrupt our operations, damage our facilities and systems, cause the release of harmful materials, cause fires and subject us to liability for property damage or personal injuries, fines and penalties, some of which may not be covered by insurance (including costs in excess of applicable policy limits), may be disputed by insurers or may otherwise not be recoverable through regulatory mechanisms or may impact our ability to obtain satisfactory levels of affordable insurance; the availability of electric power and natural gas and natural gas storage capacity, including disruptions caused by failures in the transmission grid, limitations on the withdrawal of natural gas from storage facilities, and equipment failures; cybersecurity threats to the energy grid, storage and pipeline infrastructure, the information and systems used to operate our businesses, and the confidentiality of our proprietary information and the personal information of our customers and employees; expropriation of assets, failure of foreign governments and state-owned entities to honor their contracts, and property disputes; the impact at San Diego Gas & Electric Company (SDG&E) on competitive customer rates and reliability due to the growth in distributed and local power generation, including from departing retail load resulting from customers transferring to Direct Access and Community Choice Aggregation, and the risk of nonrecovery for stranded assets and contractual obligations; Oncor Electric Delivery Company LLC's (Oncor) ability to eliminate or reduce its quarterly dividends due to regulatory and governance requirements and commitments, including by actions of Oncor's independent directors or a minority member director; volatility in foreign currency exchange and interest and inflation rates and commodity prices and our ability to effectively hedge these risks; changes in tax and trade policies, laws and regulations, including tariffs and revisions to international trade agreements that may increase our costs, reduce our competitiveness, or impair our ability to resolve trade disputes; and other uncertainties, some of which may be difficult to predict and are beyond our control. These risks and uncertainties are further discussed in the reports that Sempra Energy has filed with the U.S. Securities and Exchange Commission (SEC). These reports are available through the EDGAR system free-of-charge on the SEC's website, www.sec.gov, and on the company's website, www.sempra.com. Investors should not rely unduly on any forward-looking statements. Sempra North American Infrastructure, Sempra LNG, Sempra Mexico, Sempra Texas Utilities, Oncor and Infraestructura Energética Nova, S.A.B. de C.V. (IEnova) are not the same companies as the California utilities, SDG&E or SoCalGas, and Sempra North American Infrastructure, Sempra LNG, Sempra Mexico, Sempra Texas Utilities, Oncor and IEnova are not regulated by the CPUC. All website references in this presentation are inactive textual references, and the information on, or that can be accessed through, such websites does not constitute a part of this presentation. Information Regarding Forward-Looking Statements

Continuing to advance our mission to be North America’s premier energy infrastructure company Rigorous Board oversight helps align our sustainability and business priorities The Board’s Corporate Governance Committee reviews Sempra Energy’s public policy priorities and lobbying positions on an annual basis for alignment with the Company’s strategic objectives, climate-related and otherwise The Board’s Safety, Sustainability and Technology Committee assists the Board in its oversight of issues that impact the Company’s long-term sustainability Our Board, including our Lead Independent Director, and management have a long-standing commitment to engaging with our shareholders on key governance, compensation and sustainability matters and a record of being responsive to feedback Setting bold goals to support the transition to net-zero energy systems Sempra Energy set a goal of achieving net-zero greenhouse gas (GHG) emissions across all scopes by 2050 San Diego Gas & Electric (SDG&E) and Southern California Gas Company (SoCalGas) established goals to help achieve net-zero GHG emissions across all scopes by 2045 Building on our history of transparency around political engagement and lobbying We provide thorough, externally recognized lobbying disclosures on our public website, including relating to climate change and sustainability We continually improve our disclosures in response to shareholder feedback. In 2020, with oversight from the Board, we added more detail on our lobbying and trade association participation in the context of climate-related goals We believe our enhanced lobbying disclosures provide the information sought by the climate lobbying shareholder proposal on our 2021 ballot, and provide insight into our belief that our lobbying activities align with the relevant policies of the jurisdictions where we operate and important global multi-lateral collaborations, including the goals of the Paris Agreement EXECUTIVE SUMMARY

2020 PERFORMANCE HIGHLIGHTS

Advancing our mission to be North America's premier energy infrastructure company

CONTINUED TRACK RECORD OF HIGH PERFORMANCE

STRATEGIC	✓ Realigned business strategy to help enable the energy transition ✓ Completed multi-year capital rotation program	✓ Announced proposed Sempra Infrastructure Partners transactions to simplify ownership structure, highlight value and fund growth[3] ✓ Launched strategies at SDG&E and SoCalGas to advance net-zero GHG emissions
OPERATIONAL	✓ Deployed record ~$7B capital centered around U.S. Utilities[1]	✓ Progressed hydrogen research and development programs at SDG&E and SoCalGas to help reduce carbon emissions
FINANCIAL	✓ Delivered results above increased 2020 Adjusted earnings per common share (EPS) guidance range[2] ✓ Increased 2020 Adjusted EPS by ~18% compared to 2019[2]	✓ Executed $500M share buyback ✓ Raised the 2021 annualized dividend to $4.40 per share

1. Amounts represent expenditures for Property, Plant & Equipment (PP&E) and investments. Represents our proportionate ownership share and includes amounts funded by unconsolidated entities, including Oncor, Sharyland and our unconsolidated joint ventures. See Appendix for reconciliation of this financial measure.
2. Adjusted EPS and EPS Guidance Range for FY-2020 of $8.03 and $7.20 – $7.80, respectively, represent non-GAAP financial measures. GAAP Earnings and EPS Guidance Range for FY-2020 were $12.88 and $12.02 – $12.62, respectively. See Appendix for information regarding non-GAAP financial measures and changes to FY-2020 GAAP EPS Guidance Range.
3. The ability to complete these transactions is subject to conditions and a number of risks and uncertainties. Please also refer to "Risk Factors" and "Capital Resources and Liquidity" in our most recent Annual Report on Form 10-K for a description of the risks and other factors associated with these transactions.

4

Sempra Energy®

2020 ESG[1] ACHIEVEMENTS

E

Cleaner Energy

- SDG&E service territory has ~16% rooftop solar and has the #1 solar penetration per capita[2]
- SDG&E has 3,000+ electric vehicle (EV) chargers installed and ~56,000 EVs in its service territory[3]

Decarbonization Leadership

- SDG&E is on track to deliver 100% renewable or zero-carbon energy to electric customers by 2045
- SoCalGas is on track to meet its goal of ~5% renewable gases by 2022 and 20% by 2030[4]
- Oncor directly connects more than 11 GW of renewable power to the ERCOT grid

Energy Transition

- More than 70% of our utility ratebase is in direct support of electrification
- IEnova is among the top renewable energy generators in Mexico with 1,041 MW of capacity[6]

S

Safety

- SDG&E continued its commitment to wildfire safety and received its 2020 safety certification from the Wildfire Safety Division of the California Public Utilities Commission (CPUC)

Supplier Diversity

- SDG&E and SoCalGas allocated over ~40% of total spending with Diverse Business Enterprises[5]

Sustainable Bonds

- Oncor issued $450M sustainable bonds, one of the first of its kind committed to spend with minority- and women-owned businesses

G

Political Accountability

- Sempra was recognized for political transparency with a 95.7 2020 CPA-Zicklin Index Score, compared to utilities average of 77.2

Leadership Recognitions

- Jeffrey Martin, Chairman and CEO, was named Chief Executive of the Year by S&P Global Platts

Board Diversity

- Sempra's Board received the National Association of Corporate Directors' NXT Award for diversity and inclusion

1. Environmental, social, and governance (ESG).
2. San Diego has highest solar photovoltaic installed per capita in the mainland United States. Source: Environment America Research & Policy Center.
3. Includes electric and plug-in hybrid vehicles.
4. Related to core customer deliveries.
5. Total spending with diverse business enterprises refers to non-labor O&M and capital spend.
6. Includes total capacity of assets in joint venture and projects under development.

5

Decarbonization Working to reduce the carbon content of the energy we deliver to customers Diversification Bringing new lower- and zero-carbon fuel choices to the markets where we operate Digitalization Improving operational efficiency, safety and service to benefit network operators and consumers Climate-centered business strategy Sempra Energy is building on our track record of sustainability by advancing bold goals and actions across our enterprise to help achieve net-zero GHG emissions 1 2 3 Goal of reducing our own emissions and achieving net-zero GHG emissions across all scopes by 2050 SETTING BOLD NET-ZERO GOALS Goals at SDG&E and SoCalGas of achieving net-zero scopes 1, 2, and 3 GHG emissions by 2045 ACTIVELY ENGAGED BOARD Our Board takes an active role in providing oversight of the Company’s strategies – including our goals to achieve net-zero GHG emissions – in helping to enable the energy transition in the markets we serve INVESTING IN CAPABILITIES TO ACHIEVE NET-ZERO

Vehicle Electrification Grid Innovation Managing Natural Gas Systems Expanding Clean Technology Distributed Energy Resources Driving Toward Net-Zero | SDG&E KEY GOALS ALONG SDG&E’S PATH TO NET-ZERO By 2022 we aim to: Place two green hydrogen projects into service to offer long duration energy storage, increase system resiliency and reduce carbon intensity By 2025 we aim to: Plan and pilot a virtual power plant to further expand and leverage distribution-level demand response to reduce GHG emissions, advance resource adequacy and enhance grid resiliency By 2030 we aim to: Electrify 100% of the Light Duty Fleet Transit 30% of overall fleet to Zero Emission Vehicles (ZEV) Deliver 60% renewable electricity by 2030 Collaborate with industry leaders and implement at least one breakthrough solution that mitigates direct emissions from gas-fired generation By 2040 we aim to: Operate a 100% ZEV Fleet Deploy 100% non-SF6 equipment, where feasible Supporting the energy transition and California’s sustainability goals Aim to eliminate by 2045 SDG&E's scopes 1, 2 and 3 emissions, including direct emissions and those generated by customers’ consumption of the energy we deliver

DRIVING TOWARD NET-ZERO | SOCALGAS

SoCalGas

Aligning with California policies and energy goals to deliver sustainable, cleaner energy

Largest gas distribution utility in North America to set a net-zero target including scopes 1, 2, and 3 GHG emissions

Natural Gas

GHG Emissions Reductions

Renewable Natural Gas

Distributed Energy

Hydrogen

Liquefied Natural Gas

Carbon Capture Utilization

KEY GOALS ALONG SOCALGAS' PATH TO NET-ZERO

By 2025 we aim to:

- Achieve net-zero energy for 100% of SoCalGas' newly constructed buildings and major renovations of buildings over 10,000 square feet
- Replace 50% of SoCalGas' over-the-road fleet with electric, hybrid, natural gas and/or fuel cell electric vehicles
- Establish statewide hydrogen blending standards
- Complete five hydrogen pilot projects

By 2030 we aim to:

- Eliminate 100% of vented gas during planned transmission pipeline work
- Achieve net-zero energy for 50% of all SoCalGas existing buildings
- Deliver 20% renewable natural gas

By 2035 we aim to:

- Operate a 100% zero emissions over-the-road fleet
- Achieve net-zero energy for 100% of SoCalGas buildings

8

Sempra Energy

PROPOSAL ELEMENTS SEMPRA’S RIGOROUS PRACTICES AND ROBUST DISCLOSURES Proponents request the Board evaluate and issue a report on the Company’s lobbying activities We make robust, externally recognized lobbying disclosures available in a report on our public website, CDP report and annual sustainability report that are the result of careful consideration, analysis and oversight by senior management and the Board The report should describe if, and how, Sempra’s lobbying activities (direct and through trade associations) align with the Paris Agreement’s goal to limit temperature rise to 1.5 degrees We provided a report on our website stating that our direct lobbying activities align, and our indirect (through trade associations) lobbying activities generally align, with the relevant policies of the legislative and regulatory jurisdictions where we operate and important global multi-lateral collaborations, including the goals of the Paris Agreement, and describing examples of how we achieve this alignment The report should describe how Sempra plans to mitigate risks presented by any misalignment Our disclosures address our view on the alignment and any possible misalignment between our lobbying activities and climate-related goals, including our belief that, through continued participation with trade associations whose positions don't always align with ours, we have an opportunity to influence their positions in a manner that more closely aligns with our sustainability commitments In addition to being responsive to this specific proposal, Sempra has undertaken the following actions and practices to advance sustainability: We announced our detailed commitments to achieving net-zero GHG emissions across scopes 1, 2 and 3 by 2050 We have continually improved our sustainability and other disclosures in response to shareholder feedback The Board’s Corporate Governance Committee annually reviews our public policy priorities, including lobbying activities, for alignment with our strategic objectives, including those relating to climate Responsible lobbying and Political Engagement Board Recommendation The Board recommends a vote AGAINST this proposal because it believes the Company’s existing thorough and transparent lobbying disclosures provide all material information needed by investors to understand and evaluate the extent and scope of our lobbying activities û

Responsible lobbying and Political Engagement WE PROVIDE TRANSPARENT, EXTENSIVE LOBBYING DISCLOSURES We are committed to transparency around our policies and positions relating to the environment and energy and how our direct and indirect lobbying activities align with these priorities We make robust lobbying disclosures available on our public website including: Our direct political contributions and trade association membership fees, including those to whom we paid annual dues of $20,000 or more, and the political contributions of our employee political action committee Our CDP climate responses, including detailed disclosure on engagement with policy makers and our efforts to influence trade association positions on climate change legislation1 The Board’s and senior management’s roles with respect to our lobbying activities and disclosures Descriptions of our political activities policies and robust internal training and outreach programs These disclosures provide insight into our belief that our lobbying activities align with the relevant policies of the legislative and regulatory jurisdictions where we operate (e.g. California’s goal to achieve carbon neutrality by 2045 and the U.S. EPA’s methane rules) and important global multi-lateral collaborations, including the goals of the Paris Agreement WE HAVE CONTINUALLY IMPROVED OUR DISCLOSURES We strengthened our political engagement and lobbying website disclosures in 2020 in response to dialogue with shareholders and to continue to enhance our transparency, including additional detail on our lobbying and trade association participation in the context of the Paris Agreement and climate-related goals2 OUR LOBBYING DISCLOSURES ARE EXTERNALLY RECOGNIZED AS BEING SUPERIOR In December 2020, we were recognized for the fifth consecutive year as a Trendsetter in political disclosure practices and accountability in the 2020 CPA-Zicklin Index, and this year’s ranking marked the seventh consecutive year that the Company has been ranked in the first tier We achieved a score of 95.7/100 and were among the top-performing companies in the utility sector Robust and continually improving disclosure developed in partnership with our investors; investors have extensive information available to evaluate alignment of our lobbying activities with the Paris Agreement goals https://www.sempra.com/sites/default/files/content/files/node-media-document/2020/Sempra_Energy_CDP_Climate_Change_Questionnaire_2020.pdf https://www.sempra.com/investors/governance/political-engagements-contributions

Responsible lobbying and Political Engagement WE ARE COMMITTED TO SUSTAINABILITY AND ADDRESSING CLIMATE CHANGE We share the concerns of governments, investors and the public about climate change risks and the importance of the transition to net-zero energy systems We are focused on reducing the GHG footprint of our own businesses – including through net-zero goals across all scopes by 2050 WE BELIEVE NATURAL GAS INFRASTRUCTURE PLAYS A VITAL ROLE IN THE GLOBAL ENERGY TRANSITION Our businesses play a critical role in the global transition to net-zero energy systems by developing the necessary infrastructure to help reduce GHG emissions in the markets we serve By investing in infrastructure in North America, we improve reliability and affordability, enabling reductions in carbon intensity while contributing to a safer and more sustainable energy future This belief is a foundational principle of many of our business activities, including our lobbying activities WE ARE COMMITTED TO RIGOROUS OVERSIGHT OF LOBBYING The Board’s Corporate Governance Committee reviews Sempra Energy’s public policy priorities on an annual basis, including charitable giving, political contributions and lobbying activity, which covers a broad array of efforts in support of the Company’s overall strategic objectives, climate-related and otherwise Purposeful and responsible lobbying program with rigorous Board oversight aligns with our business and sustainability strategies

Responsible Governance Sempra’s resilient operations and sustainable value creation starts with responsible governance Diverse, independent, and highly-skilled Board The Board’s Safety, Sustainability and Technology Committee assists the Board in its oversight of issues that impact the Company’s long-term sustainability Sempra’s Chief Sustainability Officer serves as the vital link between the Board and the sustainability function at the corporate level, and helps implement our sustainability vision Enterprise-wide Sustainability Steering Committee helps ensure Sempra’s sustainability vision is aligned with operational priorities, challenges and opportunities ESG framework and analysis is integrated into enterprise risk management practices; 100% of capital investments are screened to facilitate alignment with ESG priorities Timely, relevant public sustainability disclosures released annually and aligned with prominent sustainability frameworks, including SASB and TCFD Safety, Sustainability and Technology Committee

DIVERSE AND EXPERIENCED BOARD NOMINEES



Alan L. Boeckmann
Executive Chair, Fluor Corp.



Andrés Conesa, Ph.D.
Chair of Compensation and Talent Development Committee
CEO, Grupo Aeromexico



Maria Contreras-Sweet
Managing Partner, Contreras-Sweet Enterprises and Rockway Equity Partners



Pablo A. Ferrero
Independent energy consultant; Former CEO, Transportadora de Gas del Sur



William D. Jones ☆
Lead Independent Director
Chair of Corporate Governance Committee
President and CEO, CityLink Investment Corp.



Jeffrey W. Martin ☆
Chairman and Chief Executive Officer
Chair of Executive Committee



Bethany J. Mayer[1]
Chair of Safety, Sustainability and Technology Committee
Executive Partner, Siris Capital Group LLC



Michael N. Mears
Chairman, President and CEO, Magellan Midstream Partners LP



Jack T. Taylor
Chair of Audit Committee
Former COO-Americas and Executive Vice Chair, KPMG (U.S.)



Cynthia L. Walker
Former Senior Vice President, Midstream and Marketing, Occidental Petroleum



Cynthia J. Warner
President and CEO, Renewable Energy Group, Inc.



James C. Yardley
Former Executive Vice President, El Paso Corp.

☆ ***Denotes Board leadership*** ***Directors added since January 1, 2017***

Track record of thoughtful refreshment has enabled us to compose a Board with the skills, experience, and diverse perspectives needed to oversee our business

Deep Skills and Experience to Support Corporate Strategy

- ✓ Energy Industry Company
- ✓ Accounting and Finance
- ✓ Risk Management
- ✓ Corporate Governance
- ✓ Cybersecurity
- ✓ Technology
- ✓ Environmental, Health and Safety
- ✓ Government, Regulatory and Public Policy
- ✓ Infrastructure Development
- ✓ Business / Markets
- ✓ Strategic Planning
- ✓ Diversity, Equity and Inclusion

Diverse and Independent Leadership[2]

Board Tenure

Average tenure of directors is 6.5 years


< 5 years
6
1
5-10 years
3
> 10 years
2
Non-Management
CEO

Board Diversity

58% of nominees are women or people of color


African American
1
Latino*
3
Women*
4

*One director is a woman of color

Board Independence[1]

83% of directors are independent


83%

1. Bethany Mayer previously served on Sempra's Board from February 2017 through November 2018. Rejoined Board as a non-independent non-employee director in June 2019 after serving as EVP, Corporate Development & Technology.
2. Reflects composition of Board nominees as of March 26, 2021.

13

Sempra Energy

Continuing to advance our mission to be North America’s premier energy infrastructure company Rigorous Board oversight helps align our sustainability and business priorities The Board’s Corporate Governance Committee reviews Sempra Energy’s public policy priorities and lobbying positions on an annual basis for alignment with the Company’s strategic objectives, climate-related and otherwise The Board’s Safety, Sustainability and Technology Committee assists the Board in its oversight of issues that impact the Company’s long-term sustainability Our Board, including our Lead Independent Director, and management have a long-standing commitment to engaging with our shareholders on key governance, compensation and sustainability matters and a record of being responsive to feedback Setting bold goals to support the transition to net-zero energy systems Sempra Energy set a goal of achieving net-zero GHG emissions across all scopes by 2050 SDG&E and SoCalGas established goals to help achieve net-zero GHG emissions across all scopes by 2045 Building on our history of transparency around political engagement and lobbying We provide thorough, externally recognized lobbying disclosures on our public website, including relating to climate change and sustainability We continually improve our disclosures in response to shareholder feedback. In 2020, with oversight from the Board, we added more detail on our lobbying and trade association participation in the context of climate-related goals We believe our enhanced lobbying disclosures provide the information sought by the climate lobbying shareholder proposal on our 2021 ballot, and provide insight into our belief that our lobbying activities align with the relevant policies of the jurisdictions where we operate and important global multi-lateral collaborations, including the goals of the Paris Agreement Conclusion

Appendix Non-GAAP Financial Measures and Other Reconciliations

Sempra Energy Adjusted Earnings and Adjusted EPS exclude items (after the effects of income taxes and, if applicable, noncontrolling interests) in 2020 and 2019 as follows: In the year ended December 31, 2020: $(233)M from impacts associated with Aliso Canyon natural gas storage facility litigation and regulatory matters at SoCalGas $(100)M equity losses at RBS Sempra Commodities LLP, which represent an estimate of our obligations to settle pending tax matters and related legal costs at our equity method investment at Parent and Other $1,747M gain on the sale of our South American businesses In the year ended December 31, 2019: $45M gain on the sale of certain Sempra Renewables assets Associated with holding the South American businesses for sale: $89M income tax benefit from outside basis differences in our South American businesses primarily related to the change in our indefinite reinvestment assertion from our decision in January 2019 to hold those businesses for sale and a change in the anticipated structure of the sale $10M income tax benefit to reduce a valuation allowance against certain net operating loss (NOL) carryforwards as a result of our decision to sell our South American businesses Sempra Energy Adjusted Earnings, Weighted-Average Common Shares Outstanding – Adjusted and Adjusted EPS are non-GAAP financial measures (GAAP represents accounting principles generally accepted in the United States of America). Because of the significance and/or nature of the excluded items, management believes that these non-GAAP financial measures provide a meaningful comparison of the performance of Sempra Energy’s business operations to prior and future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra Energy GAAP Earnings, Weighted-Average Common Shares Outstanding – GAAP and GAAP EPS, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP. ADJUSTED EARNINGS AND ADJUSTED eps (unaudited)

ADJUSTED EARNINGS AND ADJUSTED eps (unaudited)

2020 capital Deployed (unaudited) A B Includes Sempra’s acquisition of 1% interest in TTHC from Hunt in 2020. Amounts are net of capital contributions from Sempra. Includes $146 of capex funded by Sempra LNG’s unconsolidated JV (Cameron LNG JV) and $82 funded by Sempra Mexico’s unconsolidated JVs.